Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of November 5, 2007 (the “Effective Date”), by and between Travelzoo Inc., a Delaware corporation (the “Company”) with principal corporate offices at 590 Madison Avenue, 21st Floor, New York, NY 10022, and Max Rayner, whose address is currently xxxxxxxx, xxxxxxxx, xx xxxxx (“Employee”). The Company and Employee are at certain times each referred to herein as a Party, and collectively referred to herein as “the Parties.”

WHEREAS, the Company desires to retain Employee as Chief Information Officer (“CIO”), and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the Parties as follows:

1.	Duties and Scope of Employment.

(a)       Position. Employee shall be employed as CIO in the Company’s Mountain View, California office.

(b)       Duties. During the term of Employee’s employment with the Company, Employee shall devote his full time, skill and attention to his duties and responsibilities as CIO, which Employee shall perform faithfully, diligently and competently, and Employee shall use his best efforts to further the business of the Company. During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that he is currently involved in and that does not materially interfere with his ability to perform his duties under this Agreement. Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform his duties and responsibilities hereunder, to (i) manage Employee’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, (iii) independently perfect prior personal intellectual property in the areas described in Exhibit A, and (iv) with the consent of the Company (which consent shall not be unreasonably withheld and is given herein for the cases listed in Exhibit B), serve as an adviser or a member or non-executive chairman of the board of directors of any noncompeting business.

2.   Term of Employment. The term of this Agreement shall be for the period (the “Term”) commencing on the Effective Date and terminating on the date which is nineteen (19) months after the Effective Date (the “Expiration Date”). Notwithstanding the foregoing, this Agreement shall expire on the date the Employee dies, and may be terminated by the Company during the Term, by delivery of written notice to Employee, for Cause (as hereinafter defined), because of Disability (as hereinafter defined), or without Cause. If Employee continues in employment after the Expiration Date, any such employment will be on an at will basis.

(a)       Termination by Company without Cause. If Employee is terminated by the Company during the Term for reasons other than Cause (as defined in Section 2(b)) or Disability (as defined in Section 2(c)), Employee shall receive his Base Salary and benefits earned through the date of termination, plus a lump-sum payment equal to Base Salary for a period of twelve months (as defined herein) and COBRA payments for a period of twelve months (“Severance Pay”), subject to Section 2(f).

(b)       Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated for “Cause” as defined herein or dies at any time, Employee will receive only payment of his Base Salary and benefits through the date of termination or death. For purposes of this Agreement, “Cause” shall mean that the Employee has (i) continually failed to perform his duties under this Agreement for a period of 30 days after written notice from the Company setting forth with particularity such failure, (ii) committed an act of fraud upon the Company or breached his duty of loyalty to the Company, (iii) committed a felony or a crime of dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof; (iv) misappropriated any funds, property or rights of the Company; (v) violated the Company’s policies regarding workplace conduct, discrimination, or sexual harassment; (vi) willfully failed or refused, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement; or (vii) failed or refused to cooperate with the Company, or at the Company’s request any governmental, regulatory or self-regulatory agency or entity, in providing information with respect to any act or omission in performing his duties as an employee of the Company, if such request is made connection with any criminal or civil actions, administrative or regulatory proceedings or investigations against or relating to the Company by any governmental, regulatory or self-regulatory agency or entity.

(c)       Termination because of Disability. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated as a result of a “Disability” (as defined herein) during the Term, Employee will receive only payment of his Base Salary, and benefits through the date of termination, and pro rata bonuses pursuant to Sections 3(b) and 3(c), if any, for the calendar quarter in which Employee ceased performing services for the Company (“Active Employment”) based on performance through the last day of Active Employment. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents or can be reasonably expected to prevent the performance by the Employee of his duties hereunder for a continuous period of 120 calendar days or longer, or that prevents the performance by Employee of his duties hereunder for more than a total of 85 business days, in any 12-month period, subject to the reasonable accommodation requirements of the Americans with Disabilities Act and other applicable laws.

(d)       Employee Resignation.

(1)      If the Company fails to make a Bona Fide Offer within eighteen (18) months from the Effective Date for Employee to enter into an employment agreement to serve as Chief Executive Officer of the Company (“CEO”), Employee may resign within thirty (30) calendar days after the Expiration Date by delivering a written notice to the Company within twenty calendar days after the Expiration Date. For purposes of this Section 2(d)(1), a Bona Fide Offer means an offer to serve as CEO beginning no later than 19 months from the Effective Date, for at least three years at the Company’s New York headquarters on terms at least as favorable to Employee as the CEO compensation that an independent compensation consultant recommends to the Company’s Board of Directors (“Board”) or the Board’s Compensation Committee.

(2)      Employee may resign for Good Reason if at any time during the Term (i) his responsibilities, title, duties and/or stature are materially diminished; (ii) his Base Salary or the potential amount of his Performance Bonus or Discretionary Bonus are materially reduced; (iii) his place of work is relocated to more than 30 miles from Mountain View, California; or (iv) the Company is in material breach of its obligations under this Agreement. Employee may exercise the right to resign for Good Reason pursuant to this Section 2(d)(2) only if the Company fails to cure any such deficiency within thirty (30) calendar days of receiving timely written notice from Employee. Employee must provide said written notice to the Company within thirty (30) calendar days after receiving notice of an event triggering the right to resign for Good Reason under this Section (2)(d)(2).

(3)      If Employee resigns pursuant to this Section 2(d) (1) or (2), Employee shall receive Severance Pay after such resignation, subject to Section 2(f)

(e)       Employee Resignation Following a Change of Control. If, after a Change of Control, as hereinafter defined, occurs, Employee is not offered a position of comparable compensation, responsibilities, and stature within the Company (including a Bona Fide Offer of the CEO position as provided in Section 2(d)(1)) in the same geographic area in which he worked immediately prior to a Change of Control (unless relocated to New York City as provided in Section 2(d)(1) or by mutual consent), and Employee resigns within thirty (30) calendar days after the Change in Control, Employee shall receive Severance Pay subject to Section 2(f). For purposes of this Agreement, “Change of Control” means (i) a merger, consolidation, reorganization or other transaction in which the Company does not survive and in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

(f)        Severance Pay Conditions. Employee shall be required to sign, deliver and not revoke a General Release in the form attached hereto as Exhibit C as a condition precedent to payment of any Severance Pay pursuant to any provision of Section 2 of this Agreement. Any Severance Pay shall be paid immediately upon the expiration of any revocation period and the Employee’s delivery of the signed General Release to Company and shall be subject to the usual and applicable required withholdings and payroll taxes.

(g)       Exceptions to Termination because of Disability or Death. Notwithstanding any other provisions, if death or disability occur in the course of Company business or Company related travel and activities by whatever means (natural, un-natural, criminal acts, terrorism, or acts of god), an amount equal to Severance Pay as defined in 2(a) shall be paid to Employee’s beneficiary or beneficiaries as designated in Exhibit D, or designated subsequent to this agreement via Notice to the Company.

3.	Compensation and Fringe Benefits.

(a)       Base Salary. Employee will receive a base salary at the annualized rate of $450,000 per year (the “Base Salary”), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

(b)       Performance Bonus. Employee will be eligible to participate in the North America Executive Bonus Plan (“Performance Bonus Plan”) approved by the board’s Compensation Committee. Under the Performance Bonus Plan, Employee may receive, in addition to his Base Salary, a quarterly performance bonus in an amount between zero and $50,000 per calendar quarter, provided, however, if either the first or last calendar quarter of the Term is less than a full quarter, the bonus for such quarter shall be pro rated. Any bonus payments, if applicable, shall be made at the time specified in the Performance Bonus Plan and will be subject to the usual and applicable withholding and payroll taxes. The Company shall notify Employee of any changes to the Performance Bonus Plan in writing.

(c)       Discretionary Bonus. In addition to Base Salary and any Performance Bonus payable under the Performance Bonus Plan, Employee shall be eligible to be considered for a Discretionary CIO Bonus in an amount between zero and $50,000 per calendar quarter to be determined by the CEO in his sole and absolute discretion. In exercising such discretion, the CEO will take into consideration to what extent Employee achieves the following strategic goals: (i) transform the national IT organization into a fast and efficient global IT function with 24/7 support; (ii) improve organizational structure of IT department and agility of IT staff; (iii) create the ability to support a frequency of new product releases of three new products in twelve months; (iv) deliver the ability to launch Travelzoo Web sites in Japan, China, India, South Korea, Australia, and Taiwan; (v) implement a management information system that allows Company to better monitor delivery of ad campaigns and more accurately forecast revenue; and (vi) identify successor to lead IT function. If either the first or last calendar quarter of the Term is less than a full quarter, the bonus for such quarter shall be pro rated.

(d)       Vacation and Holiday Pay. Employee shall receive four (4) weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.

(e)       Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company’s employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question.

4.   Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder in accordance with the Company’s established policies.

5.	Certain Covenants.

(a)       Intellectual Property Rights.

(i)        Employee agrees that the Company will be the sole owner of any and all of Employee’s “Discoveries” and “Work Product,” hereinafter defined, made during the term of his employment with the Company, whether pursuant to this Agreement or other duties performed on behalf of the Company, except for discoveries or intellectual property development made during the term of employment in the areas described in Exhibit A, and except for those that the employee developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information and unrelated at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development and not resulting from any work performed by the Employee for the Company.

For purposes of this Agreement, “Discoveries” means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company’s software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of his employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, “Work Product” means any and all work product relating to Discoveries.

(ii)       Employee shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project

will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.

(iii)      Employee hereby assigns and agrees to assign to the Company all of his interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee’s identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee’s employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. Employee’s agreement to assign to the Company any of his rights as set forth in this Section 5(a)(iii) applies to all inventions other than an invention (a) in which no equipment, supplies, facility or trade secret information of the Company was used (b) was developed entirely upon Employee’s own time (c) does not relate to Company business or to the Company’s actual or anticipated research or development and (d) does not result from any work performed by Employee for the Company.

(iv)      At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company’s interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee’s signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in his behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.

(v)       To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a “work made for hire” or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee’s other obligations to assign intellectual property rights under this Agreement.

(vi)      The obligations of Employee set forth in this Section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee’s employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee’s employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, his assignees permitted under this Agreement, executors, administrators, and other representatives.

(b)       Exposure to Proprietary Information.

(i)        As used in this Agreement, “Proprietary Information” means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential. Notwithstanding the preceding sentence, the term “Proprietary Information” does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.

(ii)       In recognition of the special nature of his employment under this Agreement, including his special access to the Proprietary Information, and in consideration of his employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 5 of this Agreement.

(c)       Use of Proprietary Information; Restrictive Covenants.

(i)        Employee acknowledges that the Proprietary Information constitutes a protectible business interest of the Company, and covenants and agrees that during the term of his employment, whether under this Agreement or otherwise, and after the termination of such employment, he will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties for the Company.

(ii)       Employee will not, during the term of this Agreement, anywhere within the United States (the “Restricted Territory”), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise), perform services for, or engage in, any business or segment of a business which generates its revenues primarily from the development, publishing, or sale of online advertisements for travel companies (the “Products”);

(iii) Employee will not, during the term of this Agreement or, for a period of one year thereafter (the “Restricted Period”), anywhere within the United States (the “Restricted Territory”), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

1.         except on behalf of the Company, use Company Proprietary Information to solicit any person or entity who is, or was at any time during the twelve-month period immediately prior to the termination of Employee’s employment with the Company, a customer of the Company for the sale of the Products or any product or service of a type then sold by the Company for which Employee provided any assistance in planning, development, marketing, training, support, or maintenance; or

2.         solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the termination of Employee’s employment with the Company, an employee of the Company.

(d)       Scope/Severability. The Parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 5 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 5 not fully enforceable, the other provisions of this Section 5, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 5(c), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).

(e)       Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into his possession by virtue of his employment by the Company are and will remain the property of the Company. Upon termination of his employment with the Company, Employee shall immediately return to the Company all such items in his possession and all copies of such items.

6.	Equitable Remedies.

(a)       Employee acknowledges and agrees that the agreements and covenants set forth in Sections 5(a), (b), (c), (d) and (e) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by him of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief. Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Employee agrees that notwithstanding the arbitration provision in Section 11, the Company may apply to a court of competent jurisdiction, in accordance with Section 11(c) of this Agreement, to obtain the equitable relief referenced in this Section 6.

(b)       Each of the covenants in Sections 5(a), (b), (c), (d) and (e) will be construed as independent of any other covenants or other provisions of this Agreement.

(c)       In the event of any judicial determination that any of the covenants in Sections 5(a), (b), (c), (d), and (e) are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

7.   Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.

8.   Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid.

9.   Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.   Entire Agreement. This Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee’s employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning Employee’s employment relationship with the Company. This Agreement also supersedes any Company Employee Handbook, to the extent its terms may differ from those of the Handbook.

11.	Resolution of Disputes Regarding Employment.

(a)       The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or to any aspect of the employer/employee relationship or the termination of that relationship, to mediation. The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator.

(b)       If and only if a mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after a mediation, either party may submit the matter to binding arbitration, to the extent permitted by law, to be held in or near San Jose, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The Company agrees to pay all costs of the arbitrator and the arbitration. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator may award the prevailing party in any such arbitration attorneys’ fees and costs incurred in connection therewith, except for those the Company shall bear, as set forth above.

(c)       The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The Parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California or the Northern District of California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants.

(d)       The Parties have read and understand Section 11, which discusses arbitration. The Parties understand that by signing this agreement, the Parties agree to submit any future claims arising out of, relating to, or in connection with this agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of the Parties’ right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to, the following claims:

(i)        Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; misappropriation of Proprietary Information or other breaches covenants set forth in Section 5, and defamation;

(ii)       Any and all claims for violation of any federal, state or municipal statute, including, but not limited to the California Fair Employment and Housing Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act;

(iii)      Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

(e)       The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

12.       No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.

13.       Governing Law. This Agreement shall be governed by the laws of the State of California.

14.       Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY BOTH PARTIES.

TRAVELZOO INC.		MAX RAYNER

By:	/s/ Ralph Bartel	By:	/s/ Max Rayner

Title:	Chairman and CEO	Date:	October 16, 2007

Date:	October 16, 2007

EXHIBIT A

PERSONAL INTELLECTUAL PROPERTY

A.	A potential Method/Process patent or publication on the use of specific data replication techniques to provide disaster recovery and business continuance with minimum data loss.
B.

A potential patent or publication elucidating quantified best practices for tying business requirements to optimal cost effectiveness of technical solutions in enterprise computing and service oriented architectures.

C.	An enterprise infrastructure management framework capable of maintaining both operational control and a complete map of component/service relationships.
D.	A flexible system clustering framework ranging from basic capabilities such as device driver sharing to a single system image across nodes.
E.	A software-as-a-service system seeking to instantiate key corporate transactional, process and knowledge needs as a “company-in-a-box”.

TRAVELZOO INC.
____________________________________	By:________________________________
[Employee]	Print Name:_________________________
Title:_______________________________

____________________________________	___________________________________
Date Signed	Date Signed

EXHIBIT B

OUTSIDE RELATIONSHIPS / BOARDS

Company reserves the right to reasonably withdraw approval for one or more of these relationships if they should prove to affect the ability of Employee to fully perform his duties and responsibilities.

A	Technical Advisory Board member: AggregateKnowledge.com, a leading company in the emerging field of real-time collective discovery, merchandising and navigation enhancement. Compensation: none.
B.

Advisor to the Chief Executive Officer and Chief Technical Officer: WeBot.com, an early stage startup devoted to on-demand personal media management. Compensation: 24,000 options to purchase shares of the Company’s common stock.

C.

Angel investor: Startup in formation to explore enterprise infrastructure management and flexible system clustering frameworks. (See Exhibit A, items C and D) Compensation: When defined it will be in the form of stock rights.

TRAVELZOO INC.
____________________________________	By:________________________________
[Employee]	Print Name:_________________________
Title:_______________________________

____________________________________	___________________________________
Date Signed	Date Signed

EXHIBIT C

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release is entered into by and between ___________________ (“Employee”) and Travelzoo Inc. (“Employer”) (collectively referred to herein as “the Parties”).

RECITALS

A.        Employee is employed by Employer in the position of __________________ pursuant to a written employment agreement dated ____________________ (the “Employment Agreement”).

B.        Pursuant to the provisions of the Employment Agreement, Employer was notified on ______________________ that Employee’s employment with Employer will terminate as of ______________________ (the “Termination Date”). Employee shall receive his wages and any unused vacation time accrued through ___________________, less deductions required by law, in accordance with Employer’s customary payroll practices.

C.        In consideration of Employee’s service and to assist him in the transition to new employment, Employer is hereby offering Employee severance pay, subject to the terms and conditions set forth below.

ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:

AGREEMENTS

1.         Severance Payment. Subject to Employee’s execution of this Agreement, Employer will pay Employee a lump sum severance payment in the gross amount of $_______________ or [    ] months salary, less applicable taxes and withholdings, on the next proceeding payroll date following the Revocation Period set forth in Section 17 of this Agreement, in accordance with Employer’s customary payroll practices. Employee acknowledges that such payment is more than Employer is required to pay under its normal policies and procedures and its contractual arrangements with Employee.

2.         Unemployment Benefits. Employer will not contest Employee’s eligibility for unemployment benefits.

3.          Non-Disparagement. Employee agrees that he will not directly or indirectly, publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage Employer or Employer’s business, senior executives or officers, whether such information is acquired during or after his employment with

Employer. In addition, Employee agrees that he will not make any defamatory remarks which may damage or discredit the reputation of Employer’s products, or otherwise adversely affect the goodwill of its business, or be harmful to its business relationships.

4.         General Release. Subject only to Section 6 and except for the rights and benefits specifically provided in this Agreement, Employee releases and discharges Employer, and each of its respective past, present and future shareholders, officers, directors, employees, agents, insurers, attorneys and parent, affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, actions, rights, damages, costs, losses, expenses, compensation and other legal responsibilities, known or unknown, of any kind, which Employee may own or hold against any of the Released Parties at any time through the effective date of this Agreement. The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment, whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof. This release applies, without limitation, to any and all claims for employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act); the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, the California Fair Employment & Housing Act, the Americans with Disabilities Act of 1990, the California Labor Code, the California Health & Safety Code, the New York Human Rights Law, the New York City Human Rights Laws, the New York Aids Testing Confidentiality Act, the New York Equal Pay Law, the New York Persons With Disabilities Law, Civil Rights Law, the New York Genetic Testing Confidentiality Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Smokers Rights Law, the New York Equal Rights Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York Cancer Victim Bias Law, Article 1, Section 11 of the New York State Constitution; N.Y. Workers’ Compensation Law, or any other state, federal or local statute or regulation applicable to Employer, including any claim for intentional or negligent infliction of emotional distress, physical injury, violation of any public policy, breach of any implied or express contract, any claim for stock options, any claim for wrongful termination, fraud, intentional or negligent misrepresentation, and all other legal and equitable causes of action whatsoever and all remedies for such claims. The release of claims made by Employee in this Agreement does not apply to claims that arise after the date this Agreement is executed. Employee certifies that as of the date of this Release, he has reported all accidents, injuries or illnesses relating to or arising from his employment with the Employer. This release also does not apply to any claims of indemnity, statutory, contractual or otherwise, which Employee may have as a former employee of the Employer.

5.         Unknown Claims. Employee understands that the release set forth above includes claims which Employee knows about and those Employee may not know about. Employee expressly waives any rights under California Civil Code Section 1542 which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”

For purposes of Section 1542, “creditor” refers to Employer and “debtor” refers to the Released Parties.

6.         Claims Not Affected by Release. This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law.

7.         Agreement Not To Sue and Warranty. Employee promises that he has not and will not file any suit, charge, complaint, grievance, action or other proceeding with any federal, state or local agency, court, organization, judicial forum or other tribunal asserting any claim that is released in Section 4 above, and warrants that he has not assigned to any other person or entity the right to file any claims that are released in Section 4 above, nor will he permit any person, group of persons, or organization to take such action on his behalf

8.         Non-Admissions. It is understood that by offering or entering into this Agreement, neither Employee nor Employer has admitted any liability or wrongdoing whatsoever. No final findings or final judgements have been made and Employee does not purport and will not claim to be prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for breach of the terms contained herein.

9.         Return of Property. Employee promises to return all of Employer’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computer, and other company or customer documents, products or property which he has received in the course of his employment, or which reflect in any way any confidential or proprietary information of Employer.

10.       Confidentiality Obligations Do Not Terminate. Employee understands that after the Termination Date, Employee remains bound to comply with the terms and conditions of paragraph 5 of the Employment Agreement.

11.       Confidentiality of Severance Offer and Benefits. Except to the extent required by law (e.g., to submit a tax return or compliance with a lawful subpoena), or as necessary to enforce this Agreement, Employee warrants that he has not disclosed, and promises that he will not disclose, the offer or payment of severance benefits for any reason to any person other than members of his immediate family and professional representatives, who shall be informed of and bound by the same promise of confidentiality.

12.       Consequences of Violation of Agreement. If either party violates his or its promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party’s attorneys’ fees and costs in defending against the claim or enforcing the terms of this Agreement.

13.       Reemployment or Reinstatement: Employee hereby waives any right to and agrees not to apply or reapply for employment and agrees that Employer has no obligation, contractual or otherwise, to rehire, reemploy or recall him in the future. The existence of this Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.

14.       Entire Agreement. This Agreement sets forth all agreements and understandings between Employee and Employer and supersedes any prior agreements, understandings or promises between them, except for paragraph 5 of the Employment Agreement. Employee acknowledges that he has not relied on any inducements that are not set forth herein.

15.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16.       Severability. If any term, provision, or portion of this Agreement is held unenforceable by any tribunal, it shall be deemed automatically adjusted to the extent necessary to conform to the requirements for validity as declared at such time and, as adjusted, shall be deemed a provision of this Agreement as if originally included herein. In the event that an invalidated provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as if it had never been included herein. In either case, the remaining provisions shall remain in full force and effect.

17.       Consultation with Attorney. Employee hereby acknowledges that he has been advised by and consulted his attorney, that he has had a reasonable period of time in which to consider the terms of this Waiver and Release, and he has specifically consulted (or has the opportunity to consult) his attorneys regarding this Waiver and Release and all of its terms. Employee specifically acknowledges that he was counseled by a representative of Employer to seek the advice of counsel concerning this Waiver and Release and its meaning and effect.

18.       Time for Consideration and Employee’s Right to Revoke Agreement. Employee hereby acknowledges that he has been given twenty-one (21) days to consider this Waiver and Release and that he has been advised that he may revoke this Waiver and Release within seven (7) days of his execution. Revocation can be made by delivering a written notice of revocation to Travelzoo Inc., Attention: HR Department, 590 Madison Avenue, 21” Floor, New York, NY 10022. For the revocation to be effective, written notice must be actually received at the designated address no later than the close of business on the seventh calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the payment described in paragraph 2.2. Employee hereby acknowledges that his execution of this agreement and release is made knowingly, and that he has been advised of and afforded the proper time for consideration and revocation of this Agreement and Release, as specified by the Older Worker Benefit Protection Act. In the event that Employee revokes the Waiver and Release, the waiver included in Section 1 will be of no further force or effect.

EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT AND ALL OF ITS TERMS AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW HIS NAME. HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. HE FURTHER ACKNOWLEDGES THAT HE HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT HIS AGREEMENT IS NOT THE RESULT OF ANY FRAUD, DURESS, COERCION, PRESSURE OR UNDUE INFLUENCE EXERCISED BY OR ON BEHALF OF EMPLOYER, THAT HE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT HE HAS HAD THIS AGREEMENT REVIEWED BY HIS ATTORNEY AND HIS TAX ADVISOR, OR HAS BEEN GIVEN THE OPPORTUNITY BY EMPLOYER TO DO SO.

TRAVELZOO INC.
____________________________________	By:________________________________
[Employee]	Print Name:_________________________
Title:_______________________________

____________________________________	___________________________________
Date Signed	Date Signed

EXHIBIT D

Beneficiary:	Michelle M. Chen

xxxxxxxxx

xxxxxxxxxx, xx xxxxx

Contingent Beneficiary:	The Rayner-Chen Living Trust

Retained for safekeeping by Robert K. Roskoph

Roskoph Associates Professional Corporation

xxxxxxxxxxxxxxx

xxxxxxxxx, xx xxxxx